Exhibit 2.1

CONTRIBUTION AGREEMENT

dated as of

July 1, 2014

between

CITIFINANCIAL CREDIT COMPANY

and

ONEMAIN FINANCIAL HOLDINGS, INC.

TABLE OF CONTENTS

		PAGE

ARTICLE 1
DEFINITIONS

Section 1.01.	Definitions	1
Section 1.02	Other Definitional and Interpretative Provisions	2

ARTICLE 2
CONTRIBUTION

Section 2.01.	Contribution	3

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Section 3.01.	Existence and Power	3
Section 3.02.	Authorization	3
Section 3.03.	Governmental Authorization	4
Section 3.04.	Noncontravention	4
Section 3.05.	No Other Representations	4

ARTICLE 4
COVENANTS

Section 4.01.	Reasonable Best Efforts; Further Assurances	4
Section 4.02.	Certain Filings	4

ARTICLE 5
SURVIVAL

Section 5.01.	Survival	5

ARTICLE 6
MISCELLANEOUS

Section 6.01.	Notices	5
Section 6.02.	Amendments and Waivers	5
Section 6.03.	Expenses	6
Section 6.04.	Successors and Assigns	6
Section 6.05.	Governing Law	6
Section 6.06.	Jurisdiction	6
Section 6.07.	WAIVER OF JURY TRIAL	6
Section 6.08.	Counterparts; Effectiveness; Third Party Beneficiaries	6
Section 6.09.	Entire Agreement	7
Section 6.10.	Severability	7

i

CONTRIBUTION AGREEMENT

AGREEMENT (this “Agreement”) dated as of July 1, 2014 between CitiFinancial Credit Company, a Delaware corporation (“Contributor”), and OneMain Financial Holdings, Inc., a Delaware corporation (“Recipient”).

W I T N E S S E T H :

WHEREAS, Contributor is the record and beneficial owner of all of the outstanding common stock of each of OneMain Financial, Inc., a Delaware corporation (the “Delaware Company”) and OneMain Financial (HI), Inc., a Hawaii corporation (the “Hawaii Company”) (all of the outstanding common stock of each of the Delaware Company and the Hawaii Company, collectively, the “Shares”);

WHEREAS, the Delaware Company is the record and beneficial owner of all of the outstanding common stock of each of OneMain Financial Services, Inc., a Minnesota corporation (the “Minnesota Company”), OneMain Financial, Inc., a Hawaii corporation (the “Second Hawaii Company”), and OneMain Financial, Inc., a West Virginia corporation (the “West Virginia Company”);

WHEREAS, Recipient is a direct wholly owned subsidiary of Contributor;

WHEREAS, Contributor desires to contribute the Shares to Recipient, and Recipient desires to accept the contribution of the Shares from Contributor (the “Contribution”), upon the terms and conditions hereinafter set forth; and

WHEREAS, as a result of the Contribution, (i) each of the Delaware Company and the Hawaii Company will become direct wholly owned subsidiaries of Recipient and (ii) each of the Minnesota Company, the Second Hawaii Company and the West Virginia Company will become indirect wholly owned subsidiaries of Recipient.

The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Effective Date” means July 1, 2014.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Contribution	Recitals
Contributor	Preamble
Delaware Company	Recitals
Hawaii Company	Recitals
Minnesota Company	Recitals
Recipient	Preamble
Second Hawaii Company	Recitals
Shares	Recitals
West Virginia Company	Recitals

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law.

ARTICLE 2

CONTRIBUTION

Section 2.01. Contribution. Upon the terms and subject to the conditions of this Agreement, Contributor shall contribute, convey, transfer, assign and deliver to Recipient all of the right, title and interest of Contributor in, to and under the Shares, with effect as of the Effective Date. Recipient does hereby accept all the right, title and interest of Contributor in, to and under all of the Shares, with effect as of the Effective Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each party to this Agreement represents and warrants to each other party to this Agreement as of the Effective Date that:

Section 3.01. Existence and Power. Such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have a material adverse effect on such party’s ability to perform its obligations under this Agreement.

Section 3.02. Authorization. The execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated hereby are within such party’s organizational powers and have been duly authorized by all necessary organizational action on the part of such party. This Agreement constitutes a valid and binding agreement of such party.

Section 3.03. Governmental Authorization. The execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of applications and notices with, and receipt of approvals, licenses or consents from, applicable state regulatory authorities governing consumer lending in the various states in which such party operates; and (ii) any such action or filing as to which the failure to make or obtain would not have a material adverse effect on such party’s ability to perform its obligations under this Agreement.

Section 3.04. Noncontravention. The execution, delivery and performance by such party of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the organizational documents of such party, (ii) assuming compliance with the matters referred to in Section 3.03, violate any Applicable Law or (iii) require the consent of any Person, except as would not have a material adverse effect on such party.

Section 3.05. No Other Representations. Such party acknowledges that each other party to this Agreement makes no representation or warranty except as expressly set forth in this Agreement.

ARTICLE 4

COVENANTS

Each party to this Agreement agrees that:

Section 4.01. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, such party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Such party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 4.02. Certain Filings. Such party shall cooperate with the other party (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

ARTICLE 5

SURVIVAL

Section 5.01. Survival. The representations and warranties of the parties hereto contained in this Agreement shall terminate at the Effective Date. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Effective Date indefinitely or for the shorter period explicitly specified therein.

ARTICLE 6

MISCELLANEOUS

Section 6.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Contributor, to:

CitiFinancial Credit Company

300 St. Paul Place

Baltimore, Maryland 21202

Attn: April O. Park, General Counsel

Facsimile No.: 866-650-1991 or 410-332-3734

if to Recipient, to:

OneMain Financial Holdings, Inc.

300 St. Paul Place

Baltimore, Maryland 21202

Attn: April O. Park, General Counsel

Facsimile No.: 866-650-1991 or 410-332-3734

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 6.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 6.05. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

Section 6.06. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.01 shall be deemed effective service of process on such party.

Section 6.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 6.09. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 6.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CITIFINANCIAL CREDIT COMPANY

By:	/s/ Linda S. Davis
Name: Linda S. Davis
Title: Executive Vice President

ONEMAIN FINANCIAL HOLDINGS, INC.

By:	/s/ Linda S. Davis
Name: Linda S. Davis
Title: Executive Vice President

[Signature Page to Contribution Agreement]